Filed pursuant to Rule 433

Dated as of May 11, 2016

Registration Statement No. 333-216228

Supplementing the Preliminary

Prospectus Supplement

dated August 1, 2017

Final Term Sheet

Penske Automotive Group, Inc.

$300,000,000 3.75% Senior Subordinated Notes due 2020 (the “Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement dated August 1, 2017 and the accompanying prospectus (including the documents incorporated by reference therein) relating to those securities.  Capitalized terms used in this term sheet but not defined have the meanings given to them in such preliminary prospectus supplement.

Issuer:	Penske Automotive Group, Inc. (the “Company”)

Aggregate Principal Amount:	$300,000,000

Title of Securities:	3.75% Senior Subordinated Notes due 2020

Final Maturity:	August 15, 2020

Coupon:	3.75%

Issue Price:	100% of principal amount

Yield to Maturity:	3.75%

Benchmark:	UST 1.5% due July 15, 2020

Spread to Benchmark:	+226 basis points

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2018. Interest will accrue from and including August 15, 2017.

Record Dates:	February 1 and August 1

Trade Date:	August 1, 2017

Gross Proceeds to Issuer (Before Fees and Expenses):	$300,000,000

Make-Whole Premium Call:

The Company may redeem the Notes, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to the date of redemption (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

Settlement Date:	T+10; August 15, 2017

Use of Proceeds:	The Company intends to use the net proceeds of this offering to repay amounts outstanding under its U.S. Credit Agreement and for general working capital purposes.

Joint Bookrunners:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated US Bancorp Investments, Inc. Wells Fargo Securities, LLC

CUSIP/ISIN:	70959WAH6/US70959WAH60

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling J.P. Morgan Securities LLC at 1-866-803-9204 (toll free), Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 (toll free), U.S. Bancorp Investments, Inc. at 1-612-336-7604 or Wells Fargo Securities, LLC at 1-800-645-3751 (toll free).